Exhibit 10.4

Global Assignment Letter

Expatriate Name: Trent Nevill

Home Country: United States

Host Location: Shanghai, China

International Services: Maggie Zhu

This offer sets forth the specifics of the compensation and allowance package established for you in connection with your assignment as Vice President and President Asia Pacific with Johnson Controls, Inc.

The basis for the terms and conditions, the compensation and allowances during the term of this assignment, as they are specified in this letter, is carried by the Johnson Controls International Assignment Policy dated January, 2016, of which you received a copy.

This Assignment Letter should be read in conjunction with the Employment Agreement between the employee and Johnson Controls, if applicable. To the extent there is a conflict between the terms of this letter and the terms of the Employment Agreement, the terms of the present Assignment letter will be controlling.

This employment letter is subject to you being able to obtain the necessary work visa/residence permit(s) in China and the necessary vaccinations/immunizations if applicable.

Your foreign assignment is expected to last two years, commencing on Oct 1st, 2016 provided that all immigration documents are in order. It is understood that during the assignment, you may be transferred at any time to any other Company location in the U. S. or abroad, depending on the needs of the Company. At the end of your assignment, assuming your performance has been satisfactory, the Company will make reasonable efforts to place you in a position that matches your capabilities and our business needs.

Base Salary:

Your base salary effective with the assignment will be $460,000 USD annually. Salary administration procedures are in accordance with your home country guidelines. While on foreign assignment, you will be paid once a month.

Bonus:

Your bonus will be targeted at 65% of your base salary.

Goods and Services Allowance:

You will receive a Goods and Services allowance, where applicable, using information that we receive from our cost of living data provider. If applicable, you will be paid this allowance every month to offset the difference in costs for goods and services between your home country and your host location. It will be your responsibility to communicate any changes in your family size or base salary to your International Assignment Analyst. This index is based upon the Cost Effective Home Country Index. This will become effective the date you move into long term housing and cease to be reimbursed for temporary living expenses. This allowance will cease the date you move out of permanent housing in the host country, or if you have to leave the host country for an extended period. It is your responsibility to notify your International Assignment Analyst about the dates you move in and/or out of temporary living.

Relocation Allowance:

You will receive a 5% Relocation Allowance at the beginning of your assignment. In addition, upon successful completion of your assignment, and return to your home country, you will receive a 5% (of your base salary) relocation allowance less applicable taxes paid by you.

The relocation allowances will be delivered less applicable taxes paid by you.

This allowance is capped at 5% of the mid-range of grade 182.

Hardship Allowance:

The Company will pay a 15% (of your base salary) hardship allowance to you. The hardship allowance begins with the effective date of your assignment. Please refer to your compensation worksheet for the monthly allowance amount. It will be paid each monthly pay period and will continue only during the time that the area is classified as an area that warrants a hardship allowance. The hardship percentage will be reviewed annually and may increase or decrease depending on the change in conditions. The hardship allowance will discontinue upon the completion of this assignment.

Host Housing:

You will receive housing in your host location that is commensurate with your peers in that location. Utilities, including heat, water, electricity, and the installation charges for cable and telephone are included in the company paid host country housing payments. Service utilities, such as phone and cable, are not reimbursed, as they are part of the goods and services allowance.

Home Country Residence:

Per policy, “If the assignee decides to sell his or her primary home, a housing norm will be deducted coinciding with cessation of the home country housing obligation.” As an exception to the policy, if you decide to sell your home in Wisconsin, the Company will not deduct a housing norm from your pay. Further as an exception the Company has agreed to give you temporary living for up to 60 days and storage throughout your assignment in the event that you do sell your principal residence. The Company does not provide home sale support.
Please note regardless of your decision on the potential sale of your home, you will continue to be tax equalized back to the state of Wisconsin.
Furniture Allowance:

It is the intent of the Company to provide you with furnished housing. In some cases, this may not include basic amenities such as large appliances, cabinets, etc. In such case, where a furniture allowance will be provided, this allowance will be determined by the Host Country HR Representative or a Third Party Consultant.

Host Country Transportation:

A car and driver will be provided for you.

Home Country Car Sale:

You will be reimbursed for the sale of your personal car (leased or owned) according to policy. You will be responsible for selling your car and/or canceling your lease.

We will not pay the costs associated with the shipment of a personal vehicle to or from the foreign location.

Dependent Education:

The Company will pay for the host country education costs of your dependents for elementary through secondary School. If there is no adequate elementary or secondary school within the normal commuting distance, the Company will pay for a boarding school. Please see policy for details.

Dependent Visitation:

You will be reimbursed for the lowest direct fares on an annual basis. Dependent Visitation is limited to school age dependents that have remained in the home location. Please see policy for details.

Vacations and Holidays:

You will continue to be eligible for vacation based upon your home country policy. You will observe the work hours and holidays of the host country.

Home Leave:

You and your accompanying family members are eligible for four home leaves (business class) each year of assignment.

Host Country Club Membership:

You are eligible for reimbursement of 50% of the club membership and initiation fees up to a maximum of $2000 annually for the entire family.

Tax Equalization:

You will receive Tax Equalization assistance to minimize, within practical limits, any tax advantage, or disadvantage of your foreign assignment (in accordance with the Johnson Controls Tax Equalization Policy). This comes in the form of tax preparation work from our tax provider. It will remain your responsibility to file the necessary income tax returns, including any estimated returns, in your home country and host location. You are required to furnish any withholding allowances and exemption certificates that are necessary, so that the company’s withholding tax payments can be minimized within the requirements of the law. For US Expatriates, Social Security Contributions will continue to be made by you. Please see policy for details.

Termination:

During your assignment, you will remain an at-will employee of the Company, which means that you or the Company may terminate your employment at any time. The Company reserves the right to terminate your employment at any time for cause. If you are terminated for cause, the Company will have no further obligation to you. Cause for termination includes, but is not limited to, willful misconduct; violation of the Company’s ethics or zero tolerance policies, and job-related criminal conduct. For termination other than for cause, please see the Global Assignment Policy.

Retirement:

If you retire under the provisions of the Company’s retirement program, we will return you and your accompanying family members to the home location, provided that the return is within 30 days following your retirement date.

Benefits:

You will continue to participate in the benefit programs of your home country, unless prohibited by home or host country laws, regulations, or costs. In such cases, an applicable coverage in the form of an expatriate benefits package will be provided to cover pension, medical, disability, and death benefits, if necessary. Please see policy for details.

Relocation:

You and your spouse will be entitled to a pre-move trip to the assignment location for up to a seven day period. This should cover house hunting, school selection, etc.

You are eligible for destination services by the Host Country HR Representative or our Third Party Provider, Brookfield Global Relocation.

You and your accompanying dependents are eligible for Temporary Living Expenses at the home and host country locations for a total period of 30 days.

You and your accompanying dependents will be reimbursed for the travel expenses to your host location.

You are eligible for settling in services by our Third Party Provider, Brookfield Global Relocation, or the Local HR Representative.

If applicable, you are eligible for a rental car for up to 30 days.

You will be reimbursed for a shipment of essential items not available, or included, in the host country, furnished housing. If furnished housing is not available, you will be allowed a household shipment of goods according to the allowances described in our policy.

If you sold your home or broke your rental lease, storage of household goods will be provided.

The Company will not pay the costs associated with the relocation of household pets.

*Please refer to the section titled “Initial Relocation” in the Global Assignment Policy for the details of your relocation benefits.

Repatriation:

You and your accompanying dependents will be reimbursed for travel expenses back to your home country.

You and your accompanying dependents will be allowed a total of 30 days of temporary living.

You will be allowed a rental car for up to 30 days.

You will be allowed a return shipment of goods, which can be 10% greater than the original shipment weight.

Disputes About This Letter:

The parties agree that all disputes regarding this assignment letter or interpretation of the letter shall be governed by the laws of the State of Wisconsin and the parties further agree that the exclusive judicial forum for resolving all such disputes shall be the courts of the State of Wisconsin. If any provision of this Assignment Letter is judicially or otherwise declared to be invalid, unenforceable or void, the remaining provisions shall nevertheless be effective to the same extent as if such invalid or unenforceable provision had never been included.

Accepted by:

/s/ Trent Nevill                 4/1/16
Trent Nevill                     Date

Approved by:

/s/ Simon Davis                    3/25/16
Simon Davis                    Date
Vice President & CHRO

/s/ Alex A. Molinaroli
Alex A Molinaroli                Date
Chairman & CEO